UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
October 28, 2009

SCOLR Pharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31982	91-1689591
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

19204 North Creek Parkway, Suite 100
Bothell, WA 98011
(Address of principal executive offices)

(425) 368-1050
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 2, 2009, SCOLR Pharma, Inc. (the “Company”) entered into a letter agreement dated October 29, 2009 with Stephen J. Turner, President and Chief Executive Officer, and Richard M. Levy, Vice President and Chief Financial Officer, pursuant to which each of Messrs. Turner and Levy agreed to accept a reduction in cash compensation to a rate of $175,000 per year effective November 1, 2009.  The Company’s employment agreements with Messrs. Turner and Levy currently provide for annual base salaries of $252,788 and $226,800, respectively.  Except for the reductions in cash compensation, the amount of base salary for all other purposes of the employment agreements, including with respect to available severance benefits, shall remain at current levels.

In connection with the letter agreement described above, the Company granted each of Messrs. Turner and Levy vested options to purchase 500,000 shares of the Company’s common stock at an exercise price $0.48 per share (the closing price of the common stock on the NYSE Amex exchange on October 28, 2009, the date of the grant).  The Company further agreed that all options granted to Messrs. Turner and Levy under the Company’s 2004 Equity Incentive Plan or 1995 Stock Option Plan shall be exercisable for two years after termination of their employment with the Company regardless of the reason for such termination.

On October 28, 2009, the Company also granted Alan M. Mitchel, the Company’s Senior Vice President – Business and Legal Affairs and Chief Legal Officer options to purchase 200,000 shares of common stock at $0.48 per share.  One-third of the options granted to Mr. Mitchel shall vest on October 28, 2010, and the balance will vest monthly in equal amounts over the succeeding twenty-four months.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Letter Agreement Regarding Employment dated October 29, 2009, between Stephen J. Turner and the Company, and between Richard M. Levy and the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCOLR PHARMA, INC.
Dated: November 2, 2009	By:	/s/ Alan M. Mitchel
Alan M. Mitchel Senior Vice President – Business and Legal Affairs and Chief Legal Officer